UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BIG 5 SPORTING GOODS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2025

BIG 5 SPORTING GOODS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-49850	95-4388794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 East El Segundo Boulevard El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 536-0611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGFV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement to the Definitive Proxy Statement on Schedule 14A filed on August 8, 2025 (the “Proxy Statement”), by Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company” or “Big 5”), is being filed to supplement the Proxy Statement as described below.

EXPLANATORY NOTE

As previously disclosed, on June 29, 2025, Big 5 Sporting Goods Corporation, a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Worldwide Sports Group Holdings LLC, a Delaware limited liability company (“Parent”), WSG Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 9.13 thereof, Worldwide Golf Group LLC, a Delaware limited liability company (“Guarantor”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). In connection with the proposed Merger, Big 5 filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on August 8, 2025.

Certain Litigation

As of September 12, 2025, Big 5 is aware of two complaints (the “Complaints”) that have been filed by purported stockholders of Big 5: Johnson v. Big 5 Sporting Goods Corporation et al., No. 655251/2025, and Smith v. Big 5 Sporting Goods Corporation et al., No. 655288/2025, which were each filed in the Supreme Court of the State of New York in the County of New York. The Complaints were filed as an individual action against the Company and current members of the Company’s board of directors. The Complaints allege, among other things, that certain disclosures in the preliminary proxy statement filed in connection with the proposed Merger omitted certain purportedly material information regarding, among other things, the background of the Merger and analyses performed by Moelis & Company LLC. The Complaints also assert claims for negligent misrepresentation and concealment, and negligence.

The Company also received fifteen demand letters on behalf of purported stockholders (collectively, the “Demand Letters” and together with the Complaints, the “Demands”). The Demand Letters allege that the preliminary proxy statement and Proxy Statement omitted certain purportedly material information and setting forth similar claims as those set forth in the Complaints.

While Big 5 believes that the disclosures set forth in the Proxy Statement comply fully with applicable law and denies the allegations in the Demands, in order to moot the purported stockholders’ disclosure claims, avoid nuisance, potential expense and business delay, Big 5 has determined to voluntarily supplement certain disclosures in the Proxy Statement related to purported stockholders’ claims and demands with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable law of any of the disclosures set forth herein or in the Proxy Statement. To the contrary, Big 5 specifically denies all allegations that any additional disclosure was or is required or material.

Supplemental Disclosures to the Proxy Statement

The Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, including the cautionary notes regarding the risks and limitations associated with relying on prospective financial information. The inclusion in the Supplemental Disclosures to the Proxy Statement of certain summary unaudited prospective financial information should not be regarded as an indication that any of the Company, Parent or their respective affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material or to be reliably predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. To the extent defined terms are used but not defined herein, they have the meanings set forth in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures.

The disclosure under the section of the Proxy Statement entitled “The Merger—Background of the Merger” is hereby amended and supplemented as follows:

The below underlined and bolded text is added after the final paragraph on page 43 of the Proxy Statement:

As of the date hereof, there have been no substantive discussions with respect to post-Merger employment or retention.

The second full paragraph on page 38 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On February 25, 2025, the Company signed a customary confidentiality agreement (with a standstill provision that did not contain a so-called “don’t ask, don’t waive” provision, prohibiting the potential acquiror from requesting that the Board or the Company release it from its “standstill” obligations) with Party A. Also on February 25, 2025, the Company publicly announced the results of its fiscal 2024 fourth quarter and full year. The Company’s net loss for the fiscal 2024 full year was $69.1 million, or $3.15 per basic share, and the Company ended the fiscal 2024 fourth quarter with $13.8 million of borrowings under the Company’s credit facility. On the day prior to such announcement, the closing price of the Shares was $1.37. On the day following such announcement, the closing price of the Shares was $1.20.

The third full paragraph on page 38 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On February 27, 2025, the Board met, with representatives of the Company’s management, Moelis, and Latham in attendance, to receive an update on progress with respect to the execution of confidentiality agreements with the parties. The Board also discussed the formation of a transaction committee (the “Transaction Committee”) of the Board, to assist the Board in evaluating its strategic alternatives; this committee was formed for convenience and efficiency, rather than to address any (actual or potential) conflicts of interest. Following discussions, the Board formed the Transaction Committee, which was comprised of three members of the Board, including Colleen Brown, Van Honeycutt and Lily Chang, with Ms. Brown serving as the chairperson. All members of the Board were entitled to join any Transaction Committee meeting, and, unless otherwise stated, all members of the Board joined each such meeting. The Transaction Committee was empowered to identify and evaluate the Company’s strategic alternatives and potential counterparties for a potential strategic transaction, and to negotiate such terms and provide recommendations to the Board any action with respect to a potential strategic transaction. Each member of the Transaction Committee received a prorated annual fee of $10,000, while the chair received a prorated annual fee of $20,000.

The fourth full paragraph on page 38 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On February 28, 2025, the Company signed a customary confidentiality agreement with Worldwide (with a standstill provision that did not contain a so-called “don’t ask, don’t waive” provision). The confidentiality agreement entered into by the Company and Worldwide contained customary provisions that did not materially differ from any other confidentiality agreement entered into in connection with the Board’s evaluation of strategic alternatives.

The first full paragraph on page 39 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On March 24, 2025, Party D signed a customary confidentiality agreement (with a standstill provision that did not contain a so-called “don’t ask, don’t waive” provision) with the Company, and representatives of Party D, including its investment banker and legal counsel, had in-person meetings with the Company’s management and Moelis. On March 26, 2025, Party D furnished a preliminary diligence request list to the Company and commenced due diligence (including receiving access to the virtual data room).

The fourth full paragraph on page 40 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On April 21, 2025, Worldwide delivered to the Company a draft amendment to the confidentiality agreement proposing exclusivity provisions. From April 21, 2025 through April 30, 2025, representatives of the Company’s management and its advisors negotiated the terms thereof.

The first sentence of the last paragraph on page 40 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On April 30, 2025, representatives of Worldwide provided a proposed final draft of the confidentiality agreement amendment, providing for a 45-day exclusivity period, subject to an automatic 15-day extension if the parties were pursuing good faith negotiations regarding the possible transaction at the end of the initial 45-day exclusivity period.

The first full paragraph on page 41 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On May 1, 2025, the Transaction Committee met with representatives of the Company’s management, Moelis, and Latham present, to review the proposed final terms of the amendment to the confidentiality agreement with Worldwide containing exclusivity and expense reimbursement obligations. Representatives of Latham reviewed with the Transaction Committee its fiduciary duties in considering entry into the amendment to the confidentiality agreement, and the Transaction Committee discussed the benefits and risks related thereto, including the Company’s continued operational changes and concerns regarding its strategic alternatives, the concerns with Party A’s proposed financing sources and lower purchase price, the likelihood of other qualified bidders engaging in the process, the risks inherent in the proposed expense reimbursement mechanic, the anticipated further increases in the Company’s indebtedness, Worldwide’s extensive diligence to date and its implications for certainty of close, and the Transaction Committee’s view that Worldwide would not engage in further discussions without the proposed exclusivity arrangement. Following these discussions, the Transaction Committee recommended to the Board that the Board approved the Company’s entry into the amendment to the confidentiality agreement. The Board then convened a separate meeting with representatives of the Company’s management, Moelis, and Latham present, and reviewed the topics discussed at the Transaction Committee meeting, and approved the Company’s entry into the amendment to the confidentiality agreement. Promptly following that meeting, the Company executed the amendment to the confidentiality agreement and Worldwide submitted its confirmatory due diligence requests. From May 1, 2025 through June 27, 2025, Worldwide and its financing sources engaged in extensive confirmatory due diligence, including in-person meetings and touring the Company’s facilities. Promptly following execution of the amendment to the confidentiality agreement, in accordance with its terms, the Company terminated access to the data room for the other bidders.

The second full paragraph on page 41 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On May 2, 2025, Party D submitted to the Company a revised proposal to acquire all of the outstanding Shares, through a conditional self-tender structure, at a purchase price of $1.25 per Share (the “May 2 Proposal”). In compliance with the exclusivity arrangement, the Company informed Party D that it was unable to discuss the May 2 Proposal with Party D, and notified Worldwide of the May 2 Proposal.

The last full paragraph on page 41 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

On June 16, 2025, Party A submitted to the Company an updated proposal to acquire all of the outstanding Shares of the Company for a purchase price of $1.81 per Share (the “June 16 Proposal”). The June 16 Proposal was based on various stale assumptions, including assumed total borrowings under the Company’s credit facility of $40 million (which was significantly below the Company’s then existing debt balance as of such date), and was based upon the same defective commitment papers that were previously provided, including debt commitment papers that, by their terms, had previously expired. Representatives of Moelis noted that the June 16 Proposal indicated an enterprise value for the Company of $80 million, which was significantly less than the enterprise value implied by the Final Worldwide Proposal of approximately $110 million. In compliance with the exclusivity arrangement, the Company informed Party A that it was unable to discuss the June 16 Proposal with Party A, and notified Worldwide of the June 16 Proposal.

The section of the Proxy Statement entitled “The Merger—Opinion of Moelis & Company LLC” is hereby supplemented as follows:

The fifth full paragraph on page 51 of the Proxy Statement is hereby amended and supplemented by adding the following underlined and bolded text:

Moelis utilized a range of discount rates of 17.00% to 21.00% based on an estimated range of the weighted average cost of capital (“WACC”) for the Company. The estimated WACC range was derived using the Capital Asset Pricing Model and using (i) a selected range of unlevered betas informed by the observed betas for the selected publicly traded companies listed below that are the Selected Sporting and Outdoor Goods Retailers, (ii) a selected range of debt to total capitalization ratios informed by the observed debt to total capitalization ratios for the selected publicly traded companies listed below, (iii) a risk-free rate based on 20-year U.S. government bonds, (iv) an equity risk premium, and (v) a size premium. Moelis used the foregoing range of discount rates to calculate the present values as of June 30, 2025 of (i) the estimated unlevered after-tax free cash flows of the Company for the six months ended December 28, 2025 and the fiscal years ending January 3, 2027 through December 30, 2029 (in each case, discounted using a mid-year discounting convention) and (ii) the estimated terminal value range for the Company derived by applying a selected range of terminal multiples of 4.0x to 6.0x to an estimate, as reflected in the Company financial forecasts, of the Company’s terminal year EBITDA (see line item “Adjusted EBITDA” for 2029 in the table under Unaudited Prospective Financial Information).

The tables on page 52 of the Proxy Statement are hereby amended and supplemented by adding the following underlined and bolded text:

The Selected Companies used by Moelis in this analysis and the corresponding multiples are as follows:

(A) Sporting and Outdoor Goods Retailers

Selected Companies	TEV (in millions)	TEV / NTM EBITDA
DICK’S Sporting Goods Inc.	$15,800	8.1x
JD Sports Fashion plc (ADRs)	$10,245	4.0x
Frasers Group plc	$5,990	5.3x
Academy Sports and Outdoors Inc.	$3,245	4.8x
Foot Locker Inc.	$1,373	3.3x
Caleres Inc.	$679	3.7x
Sportsman’s Warehouse Holdings, Inc.	$295	8.0x
Mean		5.3x
Median		4.8x

(B) Micro-Cap Specialty Retailers

Selected Companies	TEV (in millions)	TEV / NTM EBITDA
Sleep Number Corp.	$724	6.4x
Barnes & Noble Education Inc.	$558	NM
Genesco Inc.	$338	4.1x
Haverty Furniture Companies Inc.	$229	NM
Zumiez Inc.	$176	5.9x
Kirkland’s Inc.	$69	NM
Cato Corp.	$27	NM
Mean		5.5x
Median		5.9x

The first two full paragraphs on page 53 of the Proxy Statement are hereby amended and supplemented by adding the following underlined and bolded text:

Pursuant to a letter agreement, dated as of April 16, 2025, Moelis became engaged to act as financial advisor to the Company in connection with the Merger and will receive a transaction fee of $3,000,000 upon the Closing, against which the Company may credit (i) the monthly fees previously paid in connection with the engagement of $250,000 in the aggregate and (ii) to the extent paid, the fee of $1,000,000, which became payable upon Moelis having substantially completed its work in connection with rendering its opinion (regardless of the conclusions reached in the opinion). In addition, the Company agreed to indemnify Moelis and certain related persons and entities for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement, including reimbursing Moelis at an hourly rate for time spent by Moelis employees in connection with Moelis being named as a party in, or subpoenaed in connection with, any litigation or proceeding involving the Company or the Merger.

Moelis’ affiliates, employees, officers and partners may at any time own securities or other interests (long or short) in the Company and its affiliates and affiliates of Parent. In the two years prior to the date of the opinion, Moelis had not been engaged by (and had not received any fees from) the Company to provide investment banking or other services unrelated to the Merger. In the two (2) years prior to the date of the opinion, Moelis had not been engaged (and had not received any fees) by Parent or CHG to provide investment banking or other services. In the future, Moelis and its affiliates may provide investment banking and other services to the Company, Parent and their respective affiliates, including CHG, and would expect to receive compensation for such services.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the proposed acquisition of Big 5 Sporting Goods Corporation (“Big 5”) and the expected timing thereof. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on Big 5, Worldwide Golf and Capitol Hill Group’s management’s current expectations, estimates, projections, beliefs and assumptions made by Big 5, Worldwide Golf and Capitol Hill Group, all of which are subject to change. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond Big 5, Worldwide Golf and Capitol Hill Group’s control, and are not guarantees of future results. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and you should not place undue reliance on any such statements, and caution must be exercised in relying on forward-looking statements. The following factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all or that the approval of Big 5’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for Big 5 will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Big 5 to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the merger on Big 5, Worldwide Golf or Capitol Hill Group’s ability to retain and hire key personnel, or their respective operating results and business generally, (vii) there may be liabilities related to the merger that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (viii) the merger may result in the diversion of Big 5, Worldwide Golf or Capitol Hill Group’s management’s time and attention to issues relating to the merger; (ix) there may be significant transaction costs in connection with the merger; (x) legal proceedings or regulatory actions may be instituted against Big 5, Worldwide Golf or Capitol Hill Group following the announcement of the merger, which may have an unfavorable outcome; (xi) Big 5’s stock price may decline significantly if the merger is not consummated; (xii) the ability of Worldwide Golf and Capitol Hill Group to integrate and implement their respective plans, forecasts and other expectations with respect to Big 5’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; (xiii) Big 5, Worldwide Golf and Capitol Hill Group’s ability to implement their respective business strategies; (xiv) the risks related to Worldwide Golf and Capitol Hill Group’s financing of the proposed transaction; and (xv) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Big 5, Worldwide Golf and Capitol Hill Group’s response to any of the aforementioned factors. In addition, a number of other important factors could cause Big 5’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including, but not limited to, those important factors discussed under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Big 5’s Annual Report on Form 10-K for its fiscal year ended December 29, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Big 5, each as filed with the SEC, as such factors may be updated from time to time in Big 5’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations section of Big 5’s website at https://www.big5sportinggoods.com/store/company/investorrelations. These risks should not be considered a complete statement of all potential risks and uncertainty, and are discussed more fully, along with other risks associated with the proposed transaction, in the Proxy Statement filed with the SEC in connection with the proposed transaction. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, Big 5 does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing Big 5’s views as of any date subsequent to the date of this communication.

Additional Information

In connection with the proposed Merger, the Company filed with the SEC the Proxy Statement. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by the Company at the SEC’s website at www.sec.gov and at Big 5’s website at https://www.big5sportinggoods.com/store/company/investorrelations.

Participants in the Solicitation

Big 5 and certain of its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding Big 5’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Big 5’s proxy statement for its 2025 annual meeting of stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 23, 2025, and is set forth in the Proxy Statement filed and other materials to be filed with the SEC in connection with the proposed transaction (if and when they become available). To the extent holdings of Big 5’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement or the Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Investors and security holders may obtain free copies of these documents using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG 5 SPORTING GOODS CORPORATION

By:	/s/ Barry D. Emerson
Name:	Barry D. Emerson
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: September 12, 2025